Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2017 SECOND QUARTER RESULTS
G&K Reports Second Quarter Earnings of $0.46 Per Diluted Share, with Adjusted Non-GAAP
Earnings of $0.90 Per Diluted Share
Continues to Expect Proposed Merger with Cintas to Close by the End of June 2017

MINNEAPOLIS, MN, January 31, 2017 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the second quarter of its fiscal year 2017, which ended on December 31, 2016. Second quarter revenue grew 0.4 percent to $244.1 million, compared to $243.1 million in last year’s second quarter. Earnings per diluted share were $0.46, compared to $0.92 in the prior year period. Second quarter earnings included $0.44 per share of merger-related costs. Excluding these costs, adjusted non-GAAP earnings were $0.90 per diluted share (see reconciliation table).

“In the second quarter we delivered solid results, albeit dampened somewhat by challenges related to the pending transaction,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “As we work toward closing our merger with Cintas later this year, I want to commend the entire G&K team for maintaining focus on our Customer Promise and taking great care of our customers, which is the foundation for our business results.”

Income Statement Review
Second quarter revenue grew 0.4 percent to $244.1 million. The second quarter organic growth rate, which adjusts for the impact of currency exchange, acquisitions and divestitures, was also 0.4 percent (see reconciliation table).

Second quarter operating margin, including the impact of merger-related costs, was 8.5 percent. Excluding merger-related costs, adjusted operating margin was 12.6 percent, compared to 13.0 percent in last year’s second quarter. The decreased adjusted operating margin was primarily driven by higher administrative costs and increased bad debt expense, partially offset by lower health insurance and workers compensation costs, and decreased rental merchandise expense.

Interest expense in the quarter increased to $2.1 million, compared to $1.7 million in the prior year quarter, primarily due to a higher effective interest rate. The company’s effective tax rate increased to 50.6 percent, compared to 38.0 percent in last year’s second quarter, primarily due to the tax impact of non-deductible merger-related costs. The diluted share count was 19.8 million, slightly lower than the prior year.

Balance Sheet and Cash Flow
The company ended the quarter with total debt, net of cash, of $186.7 million and a ratio of debt to total capital of 34.8 percent. Fiscal year to date, the company has reduced net debt by $20.2 million.

Cash provided by operating activities for the six months ended December 31, 2016 was $52.0 million, compared to $55.6 million in the prior year. The decrease was primarily due to lower net income, lower collections of accounts receivable due to the timing of the holidays, and higher tax payments, partially offset by improved utilization of merchandise in service and increased accounts payable. Capital expenditures for the first six months of the fiscal year were $15.0 million, compared to $22.9 million last year. Fiscal year to date, the company has paid dividends of $15.4 million, or $0.78 per share. In connection with the proposed merger with Cintas Corporation, the company has suspended activity under its share repurchase program.

Proposed Merger with Cintas Corporation
On August 16, 2016, G&K Services announced an agreement under which Cintas Corporation will acquire G&K for $97.50 per share in an all-cash transaction valued at approximately $2.2 billion, including G&K’s outstanding indebtedness. The merger was approved by G&K Services’ shareholders on November 15, 2016. The transaction is expected to close not later than the end of the second quarter of calendar year 2017, subject to required regulatory approvals and other customary closing conditions.

Outlook and Conference Call
Due to the planned merger with Cintas, G&K has withdrawn all financial guidance and will not host a conference call this quarter.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States and Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 8,000 employees serving customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Cautionary Statements Regarding Forward Looking Statements
This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the proposed transaction with Cintas or the anticipated benefits thereof, including, without limitation, future financial and operating results. Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "could," "should," "may" and "will" or the negative versions thereof and similar expressions and by the context in which they are used. Such statements are based upon our current expectations and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this press release. Factors that may cause such a difference include, but are not limited to, risks and uncertainties related to (i) the ability to obtain regulatory approvals, or the possibility that they may delay the transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the transaction, (ii) the risk that a condition to closing of the merger may not be satisfied, (iii) the ability of the Company and Cintas to integrate their businesses successfully and to achieve anticipated cost savings and other synergies, (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations, and the anticipated tax treatment, (v) litigation relating to the proposed transaction that has been or could be instituted against the Company or Cintas or their respective directors, (vi) possible disruptions from the proposed transaction that could harm the Company’s or Cintas’ business, including current plans and operations, (vii) the ability of the Company or Cintas to retain, attract and hire key personnel, (viii) potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the merger, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company’s and/or Cintas’ financial performance, (x) certain restrictions during the pendency of the merger that may impact the Company’s and/or Cintas’ ability to pursue certain business opportunities or strategic transactions, (xi) continued availability of capital and financing and rating agency actions, (xii) legislative, regulatory and economic developments and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s or Cintas’ consolidated financial condition, results of operations, credit rating or liquidity. Neither the Company nor Cintas undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made, except as required by law.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude pension settlement costs, merger-related costs, and equity compensation adjustments, provide a meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

(Unaudited)
	Three Months Ended				Three Months Ended
	December 31, 2016				December 26, 2015
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$244,145	$20,813	$9,262	$0.46	$243,060	$31,484	$18,493	$0.92
Add: Merger-related Costs	—	10,067	8,754	0.44	—	—	—	—
As Adjusted	$244,145	$30,880	$18,016	$0.90	$243,060	$31,484	$18,493	$0.92

	Six Months Ended				Six Months Ended
	December 31, 2016				December 26, 2015
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$485,165	$39,414	$19,312	$0.96	$480,231	$59,362	$34,756	$1.72
Add: Pension Settlement Charge	—	6,010	3,766	0.19	—	—	—	—
Add: Merger-related Costs	—	16,123	13,491	0.68	—	—	—	—
Less: Equity Compensation Adoption (ASU 2016-09)	—	—	(823)	(0.04)	—	—	—	—
As Adjusted	$485,165	$61,547	$35,746	$1.79	$480,231	$59,362	$34,756	$1.72

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures prepared in accordance with GAAP.

Organic Growth
A reconciliation of organic growth rate to total revenue growth rate is presented in the table below:

	Three Months Ended
	December 31, 2016	December 26, 2015

Organic growth rate	0.4%	4.7%
Impact of foreign currency exchange rate changes	0.0	(2.5)
Acquisitions and other changes	0.0	0.2
Total revenue growth rate	0.4%	2.4%

	Six Months Ended
	December 31, 2016	December 26, 2015

Organic growth rate	1.0%	5.1%
Impact of foreign currency exchange rate changes	0.0	(2.6)
Acquisitions and other changes	0.0	0.2
Total revenue growth rate	1.0%	2.7%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended		For the Six Months Ended
(U.S. Dollars, in thousands, except per share data)	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015

Rental and direct sale revenue	$244,145	$243,060	$485,165	$480,231
Cost of rental and direct sale revenue	159,236	160,030	316,599	316,118
Gross Margin	84,909	83,030	168,566	164,113
Pension settlement charge	—	—	6,010	—
Merger-related expenses	10,067	—	16,123	—
Selling and administrative	54,029	51,546	107,019	104,751
Income from Operations	20,813	31,484	39,414	59,362
Interest expense	2,065	1,656	4,026	3,283
Income before Income Taxes	18,748	29,828	35,388	56,079
Provision for income taxes	9,486	11,335	16,076	21,323
Net Income	$9,262	$18,493	$19,312	$34,756

Basic Earnings per Common Share	$0.47	$0.93	$0.98	$1.74
Diluted Earnings per Common Share	$0.46	$0.92	$0.96	$1.72

Earnings available to common stockholders:
Net income	$9,262	$18,493	$19,312	$34,756
Less: Income allocable to participating securities	(127)	(271)	(265)	(498)
Net income available to common stockholders	$9,135	$18,222	$19,047	$34,258

Weighted average shares outstanding, basic	19,465	19,665	19,459	19,696
Weighted average shares outstanding, diluted	19,826	19,870	19,810	19,936

Dividends Declared per Share	$0.39	$0.37	$0.78	$0.74

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
	December 31, 2016	July 2, 2016
(U.S. Dollars, in thousands)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$29,864	$24,279
Accounts receivable, net	108,700	102,657
Inventory	36,525	34,077
Merchandise in service, net	130,915	131,801
Other current assets	15,757	20,539
Total current assets	321,761	313,353

Property, plant and equipment, net	223,777	228,642
Goodwill	322,371	324,520
Other noncurrent assets	56,539	55,022
Total assets	$924,448	$921,537

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$53,149	$44,792
Accrued expenses and other current liabilities	65,849	72,736
Current maturities of long-term debt	22,000	—
Total current liabilities	140,998	117,528

Long-term debt, net of current maturities	194,548	231,148
Deferred income taxes	79,209	68,895
Other noncurrent liabilities	104,384	114,426
Stockholders' Equity	405,309	389,540
Total liabilities and stockholders' equity	$924,448	$921,537

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Six Months Ended
	December 31,	December 26,
(U.S. Dollars, in thousands)	2016	2015
Operating Activities:
Net income	$19,312	$34,756
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	18,241	17,242
Non-cash pension settlement charge	6,010	—
Deferred income taxes	3,740	6,183
Share-based compensation	3,604	3,399
Changes in operating items, exclusive of acquisitions and divestitures-
Accounts receivable	(6,607)	(3,758)
Inventory and merchandise in service	(1,699)	(4,168)
Accounts payable	9,530	(2,254)
Other current assets and liabilities	(1,451)	10,357
Other	1,367	(6,109)
Net cash provided by operating activities	52,047	55,648
Investing Activities:
Capital expenditures	(14,980)	(22,933)
Acquisition of business	—	(2,146)
Net cash used for investing activities	(14,980)	(25,079)
Financing Activities:
Repayments of long-term debt	—	(75,168)
(Repayments of) proceeds from revolving credit facilities, net	(14,600)	86,177
Cash dividends paid	(15,385)	(14,797)
Proceeds from issuance of common stock under stock option plans	1,028	731
Repurchase of common stock	—	(15,020)
Shares withheld for taxes under equity compensation plans	(1,860)	(2,992)
Excess tax benefit of shared-based compensation	—	1,911
Net cash used for financing activities	(30,817)	(19,158)
Effect of Foreign Exchange Rate Changes on Cash	(665)	(1,197)
Increase in Cash and Cash Equivalents	5,585	10,214

Cash and Cash Equivalents:
Beginning of period	24,279	16,235
End of period	$29,864	$26,449

Supplemental Cash Flow Information:
Cash paid for-	$3,734	$3,274
Interest	$7,371	$1,842
Income taxes
Supplemental Non-cash Investing Information:
Capital expenditures not yet paid and included in accounts payable	$763	$3,031
Contacts:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com